EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Heather A. Rollo 702.263.2583
PROGRESSIVE GAMING INTERNATIONAL REPORTS OPERATING RESULTS FOR FIRST QUARTER OF FISCAL 2006
LAS VEGAS — June 19, 2006 — Progressive Gaming International Corporation (NASDAQ: PGIC) (“the Company”), a leading provider of diversified technology and content products and services used in the gaming industry worldwide, announced today that it reported a net loss of $8.8 million, or $.26 per share for the quarter ended March 31, 2006. This loss includes additional charges totaling approximately $5.5 million, or $.16 per share, for stock compensation expense, incremental audit costs, legal and compliance fees to accelerate product approvals and higher spending for human capital and other strategic initiatives. This compares to a net income of $.4 million, or $.02 per share in the same period in 2005.
Revenues for the first quarter of 2006 were $16.9 million, and reflected positive trends in the systems business. However, revenues were $3.0 million lower than anticipated as a result of the timing of regulatory approvals for our new products, including CasinoLink ® Jackpot System (CJS), a multi-site jackpot and mystery bonusing system, and the continued deferral of revenues for certain contracts as required by applicable accounting rules. The Company recently received initial approval for CJS in New Jersey and has a strong pipeline of contracts in all jurisdictions to fuel revenues for this product for the remainder of 2006.
During the first quarter of 2006, the Company reported its highest level of systems revenues since inception of $13.5 million compared to $8.4 million for the same period a year ago. The improvement in systems revenues was primarily driven by higher license revenues and installations of CasinoLink® in Macau, the Baltics, the UK and continuous expansion in Canada. These installations, along with others, contributed to an increase in the Company’s slot management installed base of 4,000 games, to approximately 53,700 games as of March 31, 2006. During the first quarter of 2006, the Company’s systems margins increased to 69% as a result of higher software license fees and higher daily fees from an increase in the installed base of slot management systems.
Slot and table revenues were lower compared to the prior year quarter due to a decline in the installed base of the Company’s legacy slot route and lower game content licensing revenues. The daily fees from table games declined as a result of a higher installed base of non-progressive Texas Hold’Em Bonus™ poker / World Series of Poker® tables, which have a lower rate than progressive tables. This rate is expected to increase once the progressive version of this game is approved.
Earnings before interest, taxes, depreciation and amortization (EBITDA) were ($2.4) million in the first quarter of 2006 compared to $4.2 million in the same period in 2005 (on a comparable basis, excluding stock compensation expense of $2.7 million incurred in the first quarter of 2006). The decrease in EBITDA in the first quarter of 2006 was primarily due to additional charges of approximately $2.0 million for incremental audit costs, legal and compliance fees to accelerate product approvals and higher spending in SG&A and R&D of $0.8 million for human capital and other strategic initiatives.

President and Chief Executive Officer Russel McMeekin stated: “Last year we were successful in transforming our business to a content and technology model through strategic investments in intellectual property, business development and human capital. During 2006, we are solely focused on key initiatives designed to transform these investments into revenue generating opportunities. Although our short-term results may be impacted by the transformation of these investments, we continue to make significant progress with our initiatives with a focus on longer-term revenue growth. We have expanded our international operations to Macau and have completed key contracts with customers in this region. We are experiencing stronger than ever demand for our Texas Hold’em Bonus™ Poker/World Series of Poker table game and we have grown our installed base of progressive jackpot management systems through installations at major casino operators. Additionally, the roll-out of our central server-based gaming and Intelligent Table SystemTM products continue to track as expected.”
McMeekin continued: “We believe the execution of our strategic initiatives combined with a strong presence in key gaming markets will provide us with a solid recurring revenue base in the future. We have seen positive trends as a result of our focus on these initiatives, as evidenced by our record systems revenues this quarter, and expect this trend to continue in the future.”
Financial Outlook
Chief Financial Officer Heather A. Rollo stated: “As previously reported, we expect the majority of the revenues from our key initiatives to begin to be realized in the 3rd and 4th quarter of 2006. Because of the timing of these revenues, we are providing more clarity for our fiscal 2006 revenue estimates. Based on existing work in progress, signed contracts and contracts in our pipeline, we feel reasonably confident that our 2006 revenue will not be less than approximately $75 million. Layered on top of this are potential revenues from new strategic initiatives that could provide additional revenue of up to $18 million in 2006, depending on the success of these initiatives in the third and fourth quarters. The largest component of these incremental revenues is from our CasinoLink® / CJS initiatives. The second largest component is revenues from our central server-based wagering initiatives, including: sports, peer-to-peer and slots, and the third component is revenues from the highly anticipated Intelligent Table SystemTM. These incremental revenues have long-term recurring revenue attributes and are paramount to the future of our business. As these new initiatives are approved and rolled-out to customers, they will form the basis of an increased revenue base, which we will update annually. Driving more recurring revenues while still pursuing incremental revenues are key focuses for the Company.”
Rollo continued: “In April 2006, we completed the first of two phases for a credit facility, which included a $10 million term loan to complete our minority investment in Magellan and for general working capital purposes. The second phase, expected to be complete early in the third quarter of 2006, will include a $22.5 million facility which will replace the first phase and be used for investments in the business, working capital and general cash reserves.”
All financial information discussed above is presented excluding the results of the interior sign division which was sold in May 2005.
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. GAAP is defined as generally accepted accounting principles as applied in the United States.
A conference call to discuss the Company’s operating results mentioned above will be hosted by management on June 20, 2006 at 11:00 AM ET, 8:00 AM PT. Interested parties may participate via teleconference by dialing 800-299-0148, passcode 11411400. International parties may participate by dialing 617-801-9711, passcode 11411400. The teleconference will be webcast on the Company’s website at www.progressivegaming.net. A replay of the teleconference can be accessed for 30 days by dialing 888-286-8010, passcode 96476058, and international parties by dialing 617-801-6888, passcode 96476058, or on the Company’s website at www.progressivegaming.net. The Company’s website will also include any additional material, historical financial or statistical information discussed in the conference call and not included in the release announcing the Company’s operating results (as well as any non-GAAP financial measures as defined by the SEC), if applicable, and a copy of the Company’s investor presentation.

About Progressive Gaming International
Progressive Gaming International is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry worldwide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.
The Company is unique in the industry in offering management, progressive systems and games as a modular yet integrated solution. There is a Progressive Gaming International product in virtually every casino in the world. For further information, visit www.progressivegaming.net.
TableLink, CasinoLink and Texas Hold ‘Em Bonus are trademarks of Progressive Gaming International Corporation. ©2005 Progressive Gaming International Corporation. All Rights Reserved
# # #
Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding the Company’s pipeline of customer orders for the CJS product, anticipated demand for and performance of the Texas Hold ‘Em Bonus Poker™ table game and related daily fee rates and revenue momentum, expectations regarding the roll-out of the Company’s central server-based gaming and Intelligent Table System products, anticipated recurring revenues, expected revenue trends for the systems business, fiscal 2005 expectations with respect to revenue, and the anticipated second phase of the Company’s credit facility. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delays in the introduction and customer acceptance of new products, the risk that the Company’s central server-based gaming and Intelligent Table System products may not be rolled out when expected, or at all, risks related to the integration of VirtGame’s and EndX’s technology with the Company’s products, the risk that the proposed second phase of the Company’s credit facility may not be completed when anticipated, or at all, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(amounts in thousands, except per share amounts)	March 31
	2006	2005
	(unaudited)
Revenues:
Slot and table games	$3,392	$9,978
Interior signage	—	4,516
Systems	13,535	8,414

Total revenues	16,927	22,908

Cost of revenues:
Slot and table games	3,169	3,440
Interior signage	—	2,819
Systems	4,194	4,082

Total cost of revenues	7,363	10,341

Gross profit	9,564	12,567

Selling, general and administrative expense	11,474	5,991
Research and development	3,203	1,767
Depreciation and amortization	2,203	1,548

	16,880	9,306

Operating income	(7,316)	3,261

Interest expense	(1,533)	(2,304)

Income (loss) before income tax benefit	(8,849)	957

Income tax benefit	—	—

Net income (loss)	($8,849)	$957

Weighted average common shares:
Basic	34,387	22,567

Diluted	34,387	25,491

Earnings (loss) per share:
Basic	$(0.26)	$0.04

Diluted	$(0.26)	$0.04

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share amounts)

	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,380	$14,081
Accounts receivable, net	12,226	12,919
Current portion of contract sales receivable, net	11,238	13,170
Inventories, net	10,490	10,534
Prepaid expenses	4,507	3,582

Total current assets	44,841	54,286

Contract sales and notes receivable, net	38	89

Property and equipment, net	4,176	4,417
Intangible assets, net	60,764	61,951
Goodwill	57,832	57,173
Other assets	8,338	7,930

Total assets	$175,989	$185,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$6,855	$7,681
Customer deposits	1,095	1,224
Current portion of long-term debt and notes payable	296	287
Accrued liabilities	4,856	5,552
Deferred revenues and license fees	5,207	7,620

Total current liabilities	18,309	22,364

Long-term debt and notes payable, net of unamortized discount of $862 and $954	44,149	44,071
Other long-term liabilities	86	—
Deferred tax liability	14,903	14,856

Total liabilities	77,447	81,291

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 34,403,276 and 34,355,943 issued and outstanding	3,440	3,436
Additional paid-in capital	219,681	217,075
Other comprehensive loss	(518)	(744)
Accumulated deficit	(122,735)	(113,886)

Subtotal	99,868	105,881
Less treasury stock, 254,174 and 254,174 shares, at cost	(1,326)	(1,326)

Total stockholders’ equity	98,542	104,555

Total liabilities and stockholders’ equity	$175,989	$185,846

Progressive Gaming International Corporation
Installed Base Summary

	3/31/2006	12/31/2005	09/30/05	06/30/05	03/31/05	12/31/04
Table Management (A)	—	—	—	—	—	—

Slot Management	53,700	49,700	48,500	47,900	45,200	42,000

Server-Based Wagering
- Sports (Rapid Bet Live)	—	—	—	—	—	—

Slot Games
Total Installed Base	3,150	3,132	3,571	3,820	4,148	4,462
Total Installations in Process	191	191	212	248	228	259

Table Games
Total Installed Base	955	906	828	863	864	932
Total Installations in Process	262	37	25	38	29	23
(A)	Will be replaced by Intelligent Table System installed base in future periods.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
(amounts in thousands	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
except per share amounts)	2006	2005	2005	2005	2005	2004	2004	2004

Revenues:
Slot and table games	$3,392	$8,388	$7,189	$8,115	$9,978	$10,758	$12,631	$7,645
Interior signage	—	—	—	736	4,516	4,530	4,894	6,004
Systems	13,535	10,797	9,648	10,440	8,414	10,990	8,155	9,639

Total revenues	16,927	19,185	16,837	19,291	22,908	26,278	25,680	23,288

Cost of revenues:
Slot and table games	3,169	3,099	3,563	2,575	3,440	3,434	3,354	2,275
Interior signage	—	—	—	1,013	2,819	3,149	2,886	3,490
Systems	4,194	6,174	5,212	4,129	4,082	4,931	4,305	5,315

Total cost of revenues	7,363	9,273	8,775	7,717	10,341	11,514	10,545	11,080

Gross profit	9,564	9,912	8,062	11,574	12,567	14,764	15,135	12,208

Gross margin — %	56.5%	51.7%	47.9%	60.0%	54.9%	56.2%	58.9%	52.4%
Selling, general and administrative expense	11,474	8,098	7,497	7,066	5,991	7,218	7,643	6,345
Slot rent expense	—	—	—	—	—	55	94	233
Research and development	3,203	2,322	2,003	1,968	1,767	1,582	1,492	1,499
Depreciation & amortization	2,203	1,576	865	905	1,548	1,748	1,985	2,630
Net gain on disposition of non-core assets	—	—	—	(2,536)	—	—	—	—
Gain on sale of core intellectual property	—	—	(2,500)	—	—	—	—	—

	16,880	11,996	7,865	7,403	9,306	10,603	11,214	10,707

Operating income	(7,316)	(2,084)	197	4,171	3,261	4,161	3,921	1,501

Interest expense	(1,533)	(1,985)	(2,256)	(2,321)	(2,333)	(2,364)	(2,398)	(2,443)
Loss on early retirement of debt	—	(2,993)	—	—	—	—	—	—
Other income	—	218	76	37	29	99	66	3

Income (loss) from continuing operations before income tax provision	(8,849)	(6,844)	(1,983)	1,887	957	1,896	1,589	(939)

Income tax provision	—	—	—	—	—	74	—	(9)

Income (loss) from continuing operations	(8,849)	(6,844)	(1,983)	1,887	957	1,970	1,589	(948)

Net income (loss)	$(8,849)	$(6,844)	$(1,983)	$1,887	$957	$1,970	$1,589	$(948)

Weighted average common shares:
Basic	34,387	30,662	24,507	23,287	22,567	21,878	21,830	21,768

Diluted	34,387	30,662	24,507	25,988	25,491	23,601	22,006	21,768

Earnings (loss) per share:
Basic	$(0.26)	$(0.22)	$(0.08)	$0.08	$0.04	$0.09	$0.07	$(0.04)

Diluted	$(0.26)	$(0.22)	$(0.08)	$0.07	$0.04	$0.09	$0.07	$(0.04)

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
PRO FORMA
EXCLUDING INTERIOR SIGN DIVISION

	Three months ended
(amounts in thousands	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
except per share amounts)	2006	2005	2005	2005	2005	2004	2004	2004

Revenues:
Slot and table games	$3,392	$8,388	$7,189	$8,115	$9,978	$10,758	$12,631	$7,645
Systems	13,535	10,797	9,648	10,440	8,414	10,990	8,155	9,639

Total revenues	16,927	19,185	16,837	18,555	18,392	21,748	20,786	17,284

Cost of revenues:
Slot and table games	3,169	3,099	3,563	2,575	3,440	3,434	3,354	2,275
Systems	4,194	6,174	5,212	4,129	4,082	4,931	4,305	5,315
Total cost of revenues	7,363	9,273	8,775	6,704	7,522	8,365	7,659	7,590

Gross profit	9,564	9,912	8,062	11,851	10,870	13,383	13,127	9,694
Gross margin — %	56.5%	51.7%	47.9%	63.9%	59.1%	61.5%	63.2%	56.1%

Selling, general and administrative expense	11,474	8,098	7,497	6,863	4,915	6,144	6,599	5,287
Slot rent expense	—	—	—	—	—	55	94	233
Research and development	3,203	2,322	2,003	1,968	1,767	1,582	1,492	1,499
Depreciation & amortization	2,203	1,576	865	874	1,464	1,621	1,857	2,493
Net gain on disposition of non-core assets	—	—	—	(2,536)	—	—	—	—
Gain on sale of core intellectual property	—	—	(2,500)	—	—	—	—	—
	16,880	11,996	7,865	7,169	8,146	9,402	10,042	9,512

Operating income	(7,316)	(2,084)	197	4,682	2,724	3,981	3,085	182

Interest expense	(1,533)	(1,985)	(2,256)	(2,321)	(2,333)	(2,366)	(2,397)	(2,442)
Loss on early retirement of debt	—	(2,993)	—	—	—	—	—	—
Other income	—	218	76	37	29	99	63	(49)

Income (loss) from continuing operations before income tax provision	(8,849)	(6,844)	(1,983)	2,398	420	1,714	751	(2,309)

Income tax provision	—	—	—	—	—	74	—	(9)

Income (loss) from continuing operations	(8,849)	(6,844)	(1,983)	2,398	420	1,788	751	(2,318)

Net income (loss)	$(8,849)	$(6,844)	$(1,983)	$2,398	$420	$1,788	$751	$(2,318)

Weighted average common shares:
Basic	34,387	30,662	24,507	23,287	22,567	21,878	21,830	21,768

Diluted	34,387	30,662	24,507	25,988	25,491	23,601	22,006	21,768

Earnings (loss) per share:
Basic	$(0.26)	$(0.22)	$(0.08)	$0.10	$0.02	$0.08	$0.03	$(0.11)

Diluted	$(0.26)	$(0.22)	$(0.08)	$0.09	$0.02	$0.08	$0.03	$(0.11)

Note: The above amounts reflect the historical operating results of the Company, excluding the historical operating results of the interior sign division (which do not include allocations of certain operating expenses and interest expense for services provided to the interior sign division by the Company).